Exhibit 10.26

March 10, 2021

VIA EMAIL DELIVERY

Joy Weiss

Re: Employment Terms

Dear Joy:

You are currently employed by Tempo Automation, Inc. (the “Company”) as its President & Chief Executive Officer (“CEO”) pursuant to the terms of an employment offer letter agreement between you and the Company dated August 20, 2019 and an amended and restated employment offer letter agreement between you and the Company dated January 11, 2021 (collectively, the “Offer Letter”).  As discussed, you and the Company hereby agree to amend and restate the Offer Letter.  The terms and conditions set forth in this offer letter agreement (the “Agreement”) shall become effective as of March 1, 2021 (the “Effective Date”), and shall supersede and replace the terms and conditions set forth in the Offer Letter.

1.	EMPLOYMENT BY THE COMPANY.

(a)Position.  You will continue to serve as the Company’s President & CEO and as a member of the Company’s Board of Directors (the “Board”).  During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.  If you are a member of the Board when your employment with the Company terminates for any reason, you agree to resign from the Board, to be effective no later than the date of your employment termination (or such other date requested or permitted by the Board).

(b)Duties and Location.  You will perform those duties and responsibilities as are customary for the position of President & CEO and as may be directed by the Board, to whom you will report.  Your primary office location will be the Company’s offices in San Francisco, California.  Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.  The Company may modify your job title, duties and work location as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

(c)Outside Activities.  Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company.  During your employment with the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or that is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

Joy Weiss

March 10, 2021

2.	BASE SALARY AND EMPLOYEE BENEFITS.

(a)Base Salary.  You will be paid a base salary at the rate of $450,000 per year, less applicable payroll deductions and withholdings (“Base Salary”).  Your Base Salary will be paid on the Company’s ordinary payroll cycle.  As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b)Employee Benefits.  As a regular full-time employee, you will continue to be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies.  A full description of these benefits is available upon request.  You will be allowed to take reasonable paid time off from time to time for vacation, short-term illness and other personal reasons, subject to your continuing job duties and the Company’s flexible paid time off policy; however, you will not “accrue” paid time off and therefore will not receive payment for accrued but unused vacation or other paid time off upon termination of employment or at any other time.  The Company may change your compensation and benefits from time to time in its discretion.

3.ANNUAL DISCRETIONARY BONUS.  You will be eligible to earn an annual discretionary performance bonus in the target amount of 20 percent (20%) of your then-current Base Salary rate (the “Annual Bonus”).  The Annual Bonus will be based upon the Board’s (or any authorized committee thereof) assessment of your individual performance and the Company’s performance with respect to achievement of objectives and milestones to be determined in writing by the Board (or any authorized committee thereof) for a given calendar year.  The Board (or any authorized committee thereof) will determine, in its sole discretion, whether you have earned an Annual Bonus and the amount of any such bonus, based on the achievement of such objectives and milestones.  Bonus payments, if any, will be paid subject to applicable payroll deductions and withholdings.  No Annual Bonus is guaranteed.  You must remain actively employed with the Company through December 31st of any given calendar year in order to earn and receive an Annual Bonus for that year, which will be paid no later than March 15th of the calendar year after the applicable bonus year.  No partial or prorated bonuses will be provided for any calendar year in which your employment terminates for any reason prior to December 31st.  Your bonus eligibility is subject to change in the discretion of the Board (or any authorized committee thereof).

4.EXPENSES.  The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

5.EQUITY COMPENSATION.

(a)Stock Option. You were granted an option to purchase up to 1,519,205 shares of the Company’s Common Stock (the “Initial Options”).  Except as expressly set forth herein, the Initial Options will continue to be governed by the terms of the Company’s 2015 Equity Incentive Plan (as amended) (the “Plan”) and your Stock Option Agreement evidencing your Initial Options.

(b)Additional Stock Option.  It will be recommended at the first meeting of the Board following the Effective Date that the Company grant you an option to purchase up to 1,016,454 shares of the Company’s Common Stock with an exercise price equal to the fair market value as determined by the Board on the applicable date of the grant of such option (the “Additional Options”, together with the Initial Options, the “Time-Based Options”).  Except as expressly set forth herein, the Additional Options will be subject to the terms of the Plan, and your Stock Option Agreement evidencing your Additional Options.  The Additional Options will vest subject to your continued employment over a two (2)-year period beginning on September 23, 2021, in twenty-four (24)

Joy Weiss

March 10, 2021

equal monthly installments, in each case subject to your continued employment through the applicable vesting dates.

(c)Performance-Based Award.  It will be recommended at the first meeting of the Board following the Effective Date that the Company grant you an option (with performance-based vesting as more fully set forth below) to purchase up to 508,227 shares of the Company’s Common Stock with an exercise price equal to the fair market value as determined by the Board on the applicable date of the grant of such option (the “Performance Options”).  Except as expressly set forth herein, the Performance Options will be subject to the terms of the Plan, and your Stock Option Agreement evidencing your Performance Options.  The Performance Options will vest as to one hundred percent (100%) of the shares subject to the Performance Options upon the initial closing of a Qualified Transaction on or before December 31, 2021.  For purposes hereof, a “Qualified Transaction” means either (i) a firm underwritten initial public offering of the Company’s Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933 (or similar filing on a foreign exchange as applicable) and managed by a nationally recognized underwriter, or (ii) the closing of an equity financing round (A) with a pre-money valuation of not less than $300 million USD and (B) net proceeds to the Company of not less than $25 million USD.  In addition, it is a condition to the Performance Options’ vesting that you be actively employed on a full-time basis as an executive officer of the Company (which means at the C-level of senior management of the Company, i.e., Chief Executive Officer, by way of example).  For the avoidance of doubt, in the event the initial closing of a Qualified Transaction does not occur on or before December 31, 2021, the Performance Options will automatically be forfeited by you.

6.COMPLIANCE WITH CONFIDENTIALITY AGREEMENT AND COMPANY POLICIES.  The Employee Confidential Information and Invention Assignment Agreement between you and the Company, signed by you on June 11, 2020 (the “Confidentiality Agreement”), will continue to remain in full force and effect.  A copy of  the Confidentiality Agreement is attached hereto as Exhibit A.  In addition, you are required to continue to abide by the Company’s policies and procedures (including but not limited to the Company’s Employee Handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

7.PROTECTION OF THIRD PARTY INFORMATION.  You represent that you have not and will not bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.  You also agree to honor all obligations to former employers during your employment with the Company.

8.AT-WILL EMPLOYMENT RELATIONSHIP.  Your employment relationship with the Company is at will.  Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause (as defined below) or advance notice.

9.SEVERANCE BENEFITS.  If, at any time, the Company terminates your employment without Cause (other than as a result of your death or Disability (as defined below)) or you resign for Good Reason (as defined below) (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 12 (“Conditions to Receipt of Severance Benefits and Accelerated Vesting”) and 13 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality

Joy Weiss

March 10, 2021

Agreement) and your resignation from the Board, to be effective no later than the date of your employment termination (or such other date requested or permitted by the Board) (the “Conditions”), the Company will provide you with the following severance benefits (the “Severance Benefits”).  For all purposes in the Agreement relating to your Severance Benefits, including the definitions of Cause and Good Reason, references to the Company shall be deemed to include the Company or any successor or acquiring corporation or entity, to the extent applicable.

(a)Cash Severance.  The Company will pay you, as cash severance, six (6) months of your Base Salary in effect as of your Separation from Service date (or, if greater, as in effect as of immediately prior to the reduction of your Base Salary under clause (a) of the definition of Good Reason, if you resign from your employment for Good Reason pursuant to such clause), less applicable payroll deductions and withholdings (the “Severance”).  The Severance will be paid in a lump sum within sixty (60) days following your Separation from Service date.

(b)COBRA Severance.  As an additional Severance Benefit, the Company will pay the cost of your and any eligible dependents’ health care coverage under the Company’s regular health plan in effect at the time of your Separation from Service for a maximum of six (6) months, by either reimbursing or paying directly your COBRA premiums (in the Company’s discretion), if you timely elect COBRA continuation coverage (the “COBRA Severance”).  The Company's obligation to reimburse or pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law.  You must notify the Company within two (2) weeks if you obtain coverage from a new source.  This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law.  Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your and any eligible dependents’ group health coverage in effect on the date of your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the sixth (6th) calendar month following your Separation from Service date.

10.ACCELERATED VESTING.  In the event of a Qualifying Termination that occurs upon or within three (3) months prior to or eighteen (18) months after the closing of the Change of Control (as defined in the Company’s then current Equity Incentive Plan) or Corporate Transaction (as defined in the Company’s then current Equity Incentive Plan, and applicable only if such term is a defined term in the Company’s then current Equity Incentive Plan), provided such Qualifying Termination constitutes a Separation from Service, or if either party terminates your employment due to your death or Disability which occurs within eighteen (18) months after the closing of the Change of Control or Corporate Transaction, then subject to the Conditions, the Company shall accelerate the vesting of any then-unvested time-based vesting equity awards held by you (including but not limited to the Time-Based Options) such that one hundred percent (100%) of such awards shall be immediately vested and exercisable as of your Separation from Service date (the “Accelerated Vesting”).  In order to accommodate the Accelerated Vesting, if the Company terminates your employment without Cause or you resign your employment for Good Reason in the three (3) month period prior to a Change of Control, such equity awards shall not terminate with respect to shares that have not vested as of your employment termination date until the end of such three (3)-month period.

Joy Weiss

March 10, 2021

11.RESIGNATION WITHOUT GOOD REASON; TERMINATION FOR CAUSE; DEATH OR DISABILITY.  If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or Disability, you will receive your Base Salary accrued through your last day of employment.  Under these circumstances, except for your rights to the Accelerated Vesting if either party terminates your employment due to your death or Disability which occurs within eighteen (18) months after the closing of the Change of Control or Corporate Transaction, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits or Accelerated Vesting, other than your rights to the vested portion of your Options (if then vested), and any other rights to which you are entitled under the Company’s benefit programs.  In addition, if you are then a member of the Board, you agree to resign from the Board, to be effective no later than the date of your employment termination (or such other date requested or permitted by the Board).

12.CONDITIONS TO RECEIPT OF SEVERANCE BENEFITS AND ACCELERATED VESTING.  Prior to and as a condition to your (or your estate’s, as applicable) receipt of the Severance Benefits or Accelerated Vesting described above, you (or your estate, as applicable) shall execute and deliver to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

13.RETURN OF COMPANY PROPERTY.  Upon the termination of your employment for any reason, and as a precondition to your receipt of the Severance Benefits or Accelerated Vesting (if applicable), within five (5) business days after your employment termination date (or earlier if requested by the Company), you (or your estate, as applicable) must return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part and in any medium).  You (or your estate, as applicable) agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above.  You (or your estate, as applicable) also must provide the Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other device that you have used to access or use the Company’s network, as well as any Company database or Company accounts with third parties which you established, administered, or to which you had access, and must terminate your access to such network and accounts and otherwise comply with any Company requests regarding all such access and accounts.  In addition, if you have used any personal computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after your employment termination date (or earlier if requested by the Company), you (or your estate, as applicable) must provide the Company with a computer-useable copy of such information, and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you (or your estate, as applicable) agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.  If requested, you (or your estate, as applicable) will deliver to the Company a signed statement certifying compliance with this paragraph prior to the receipt of the Severance Benefits or Accelerated Vesting.

Joy Weiss

March 10, 2021

14.	DEFINITIONS. For purposes of this Agreement, the terms below shall have the following meanings:

“Cause” for termination of your employment with the Company will mean your: (a) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (c) material breach of your duties to the Company; (d) intentional damage to any property of the Company; (e) misconduct, or other violation of Company policy that causes harm; (f) material breach of any written and fully executed contract or agreement between you and the Company, including, without limitation, material breach of this Agreement, your Confidentiality Agreement, any Company policy, or any statutory duty you owe to the Company; or (g) conduct, which in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve.  The Board shall, in its sole discretion, determine if a termination is for Cause.

A “Disability” warranting the Company’s termination of your employment will mean a physical or mental disability or other serious health condition that results in your inability to perform your duties for the Company (and the essential functions thereof) for ninety (90) consecutive days or more than one hundred fifty (150) days in any rolling twelve (12)-month period, which the Company may request to be determined by a licensed physician reasonably acceptable to the Company (such acceptance shall not be unreasonably withheld).  The definition of Disability will be construed and interpreted in accordance with applicable federal and state leave and disability accommodation laws.

You will have “Good Reason” for resigning your employment with the Company if any of the following actions are taken by the Company without your prior written consent (unless such action is taken in response to your conduct that constitutes Cause): (a) a material reduction in your Base Salary, which for purposes of this Agreement is a reduction of at least ten percent (10%) of your then current Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or (c) relocation by the Company of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation.  In order to resign for Good Reason, you must provide written notice to the Company’s CEO within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period or the Company notifies you in writing of its intent not to cure, you must resign from all positions you then hold with the Company not later than thirty (30) days after the expiration of the cure period or notice by the Company of its intent not to cure.

15.SECTION 409A.  It is intended that the Severance Benefits and Accelerated Vesting set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits or Accelerated Vesting, together with any other termination pay or benefits, constitute “deferred compensation” under Section 409A and you are, on the date of your

Joy Weiss

March 10, 2021

Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits and Accelerated Vesting shall be delayed until the earliest of:  (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this paragraph shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.  If the Severance Benefits and Accelerated Vesting are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline.  The Severance Benefits and Accelerated Vesting are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.  With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

16.	SECTION 280G; PARACHUTE PAYMENTS.

(a)If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you, provided that it is consistent with the requirements of Section 409A.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)Notwithstanding any provision of Section 16(a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are

Joy Weiss

March 10, 2021

“deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control transaction shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 16 (“Section 280G; Parachute Payments”).  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

(d)If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 16(a) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 16(a) above) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 16(a) above, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

17.DISPUTE RESOLUTION.  To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/).  You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”).  In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.  You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each

Joy Weiss

March 10, 2021

claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

18.MISCELLANEOUS.  This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company.  It supersedes any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized member of the Board (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Joy Weiss

March 10, 2021

Please confirm your acceptance of these terms by signing and dating this Agreement and returning it to me on or before March 15, 2021.

Sincerely,

Dawn Sprague

Reviewed, Understood, and Accepted:

3/10/2021
Joy Weiss	Date

Exhibit A: Employee Confidential Information and Invention Assignment Agreement